Exhibit 99.1

Results Reported at the American Society of Hematology Annual Meeting Affirm Impressive
Activity of Allos Therapeutics’ Novel Antifolate PDX in Patients with Peripheral T-Cell Lymphoma

Westminster, CO, December 11, 2006 — Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced the presentation of interim results from its on-going Phase 1/2 trial of PDX (pralatrexate) in patients with relapsed or refractory non-Hodgkin’s Lymphoma and Hodgkin’s Disease. Owen A. O’Connor, M.D., Ph.D., Head of the Laboratory of Experimental Therapeutics for Lymphoproliferative Malignancies, Lymphoma and Development Chemotherapy Services, Memorial Sloan-Kettering Cancer Center (MSKCC), and the study’s principal investigator, presented the findings in an oral presentation today at the 48th Annual Meeting of the American Society of Hematology in Orlando, FL.

“Pralatrexate continues to demonstrate a remarkably high response rate and duration of response in heavily pre-treated peripheral T-cell lymphoma patients,” said Dr. O’Connor. “Results of the expanded Phase 1/2 experience suggest that pralatrexate has the potential to alter the clinical course of disease in a wide variety of patients with refractory T-cell lymphoma.”

In an oral presentation titled “Pralatrexate (PDX) Produces Durable Complete Remissions in Patients with Chemotherapy Resistant Precursor and Peripheral T-Cell Lymphomas: Results of the MSKCC Phase I/II Experience,” Dr. O’Connor presented interim data from the ongoing Phase 1/2 trial, designed to determine the maximum tolerated dose (MTD), dose limiting toxicities (DLT) and efficacy of PDX in patients with relapsed or refractory aggressive lymphomas.   Results of the analysis demonstrated a high overall response rate in patients with various subtypes of T-cell lymphoma. Notably, responses were observed in 10 of 22 (45%) evaluable patients with T-cell lymphoma, including nine complete responses. Six of the patients remain on treatment and in remission three to 21 months later.

“These results continue to validate our belief in PDX’s potential as a promising new therapeutic option for patients with peripheral T-cell lymphoma, and heighten our excitement around the on-going pivotal Phase 2 PROPEL trial,” said Paul L. Berns, Allos’ President and Chief Executive Officer.   “We look forward to reporting results from an interim assessment of safety data from the PROPEL trial in the first quarter of 2007.”

In total, 54 patients have been treated with PDX in this study.  The overall response rate for the evaluable population was 28%. Twenty-four of 54 (44%) patients had B-cell lymphoma, of which 10% achieved a partial response with PDX. The addition of vitamins to the treatment regimen appeared to mitigate the occurrence of stomatitis, the toxicity commonly associated with PDX.  DLTs observed to date have been primarily hematologic.

“We believe the clinical signal we’ve observed in patients with B-cell lymphoma in this study, coupled with compelling pre-clinical results, provides strong justification for further evaluation of PDX in this setting,” said Michael E. Saunders, Allos’ Vice President, Clinical Development.  “Moving forward we plan to explore alternate doses, schedules and combinations, which we believe may allow us to broaden the population of patients that benefit from PDX.”

PDX is currently the subject of a pivotal Phase 2, international, multi-center, open-label, single-arm study called PROPEL that will seek to enroll 100 evaluable patients with relapsed or refractory PTCL who have progressed after at least one prior treatment. The primary endpoint of the study is objective response rate (complete and partial response). Secondary endpoints include duration of response, progression-free survival and overall survival. Dr. O’Connor is the international chair of this study.  In August 2006, the

Company announced that it reached agreement with the FDA under the Special Protocol Assessment process on the design of this pivotal Phase 2 trial.  The Company currently anticipates that patient enrollment at up to 35 centers in the U.S., Canada and Europe will be completed by the third quarter of 2008.  In July 2006, the FDA awarded orphan drug designation to PDX for the treatment of patients with T-cell lymphoma.

About the Phase 1/2 Study

In the Phase 1 portion of this study, patients with aggressive non-Hodgkin’s lymphoma (diffuse large B- or T-cell lymphoma, mantle cell lymphoma, transformed large cell lymphomas) or Hodgkin’s Disease were administered increasing doses of PDX with vitamin B12 and folic acid supplementation as part of either a three or six week schedule. Accrual is currently on-going in the Phase 2 portion of the study with the recommended dose of 30 mg/m2 of PDX once every week for six weeks followed by one week of rest per cycle of treatment. Patient response is assessed using the Cheson criteria, which includes both CT and PET.

Analyst/Investor Event

The Company will host an event in Orlando on Monday, December 11, 2006, at the Rosen Centre Hotel from 1:00 PM — 2:30 PM to discuss the emerging role of PDX in the treatment of patients with peripheral T-cell lymphoma. This event will be accessible by conference call and webcast.

Conference Call/Webcast

The dial in number for U.S. residents to participate is 877-407-8031. International callers should dial 201-689-8031. Participants should reference the Allos Therapeutics conference call. The webcast will be available from the homepage and the investors/media section of the Company’s web site at www.allos.com and will be archived for 10 days. Slides will be available to call participants via the webcast.

About PDX (pralatrexate)

PDX is a novel, small molecule chemotherapeutic agent that inhibits dihdrofolate reductase (DHFR), a folic acid (folate) dependent enzyme involved in the building of DNA and other processes.  PDX was rationally designed for improved transport into tumor cells via the reduced folate carrier (RFC-1), and greater intracellular drug retention.  These biochemical features, together with preclinical data in a variety of tumors, suggest that PDX has an enhanced potency and improved toxicity profile relative to methotrexate and other related DHFR inhibitors.

About Peripheral T-cell Lymphoma

Peripheral T-cell lymphomas, or PTCLs, are a biologically diverse and uncommon group of blood cancers that account for approximately 10% to 15% of all cases of non-Hodgkin’s lymphoma, or about 6,700 patients annually.  The average 5-year survival rate for PTCL patients is approximately 25%.  There are currently no pharmaceutical agents approved for use in the treatment of either first-line or relapsed or refractory PTCL.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (ALTH) is a biopharmaceutical company focused on the development and commercialization of small molecule therapeutics for the treatment of cancer.  The Company has two product candidates in late-stage clinical development: EFAPROXYN (efaproxiral), a radiation sensitizer currently under evaluation in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer, and PDX (pralatrexate), a novel, next generation antifolate currently under evaluation in a pivotal Phase 2 trial in patients with relapsed or refractory peripheral T-cell lymphoma.  The Company is also evaluating RH1, a targeted chemotherapeutic agent, in a Phase 1 trial in patients with advanced solid tumors. For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements relating to the potential safety and efficacy of PDX for the treatment of T-cell and B-cell lymphoma; the Company’s projected timelines for completing enrollment in the PROPEL trial; the Company’s intent to explore alternate treatment regimens for PDX for the treatment of B-cell lymphoma and other statements that are other than statements of historical facts.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, among others: that the Company may experience delays in the completion of the PROPEL trial, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors; that clinical trials may not demonstrate that PDX is both safe and effective for the treatment of patients with T-cell lymphoma or any other type of cancer; that data from preclinical studies and clinical trials may not be indicative of future clinical trial results; that the safety and/or efficacy results of clinical trials for PDX may not support an application for marketing approval in the United States or any other country; that an application for marketing approval may not be accepted for priority review or at all by the FDA or any other regulatory authority; and that the Company may lack the financial resources and access to capital to fund future clinical trials for PDX or any of its other product candidates.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: EFAPROXYNTM and the Allos logo are trademarks of Allos Therapeutics, Inc.

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Contact:
Jennifer Neiman
Manager, Corporate Communications
Allos Therapeutics
720-540-5227
On-site: 303-518-4114
jneiman@allos.com